August 30, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: Infrared Systems International
File No: 0-17953

Ladies and Gentlemen:

I have read the statements made by Infrared Systems International, which were provided to me and which I understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of its Form 8-K, regarding the change in certifying accountant. I agree with the statements concerning our firm in such Current Report on Form 8-K. I have no basis to agree or disagree with other statements made under Item 4.01.

I hereby consent to the filing of the letter as an exhibit to the foregoing report on Form 8-K.
Yours truly,

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC